Exhibit 4

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON REPORTS ON RESULTS OF MCCLEAN AREA EXPLORATION;
SIGNIFICANT MINERALIZATION INTERSECTED ON MIDWEST PROPERTY
Toronto, ON – April 11, 2007... Denison Mines Corp. (“Denison” or the “Company”) (DML:TSX) is pleased to report on the results of the winter exploration drilling program carried out by the operator AREVA Resources Canada Inc. (“ARC”) on the joint venture properties in the McClean Lake mill area in the Athabasca basin. Fieldwork was carried out on the Mae discovery on the Midwest Joint Venture, the McClean property and the Wolly Joint Venture which surrounds the McClean property. A total of 16,930 metres was drilled on all three projects.
Drilling on the Mae zone, where Denison has a 25.17% interest, yielded several extremely high-grade intersections over long intervals including drill hole MW-749, which returned 14.6 metres of 22.6% eU (26.7% eU3O8) at a relatively shallow depth from 189.8 through 204.4 metres. The following table details the results of the more significant holes of the high-grade zone.

Mae Zone
Drill Hole	Line	Core Length	% eU	% e U3O8
MW-691	1+75E	12.5 M	13.0	15.3
MW-749	1+87.5E	14.6 M	22.6	26.7
MW-713	2+00E	14.5 M	10.8	12.7
MW-747	2+12.5E	13.8 M	13.5	15.9
MW-692	2+25E	6.1 M	10.5	12.4
The complete table disclosing results for all of the holes drilled in 2007 may be found at the end of this release. Intersections in MW-691 and MW-692 were previously released by Denison Mines Inc. These results should be viewed in conjunction with a plan map of the Mae zone in the Exploration/Midwest section of our website at www.denisonmines.com. The Mae zone is a discrete mineralized zone located three kilometres along strike from the main Midwest deposit and on the Midwest lease.
Forty holes were drilled this winter season totalling approximately 11,286 metres. The program was designed as a delineation drill program to better define the Mae zone for resource estimation work to be carried out in the next several months by ARC. All holes were drilled on 25 metre line spacing, except for three holes drilled at 12.5 metre line spacing to confirm continuity of the high-grade zone, and two holes drilled at the extreme northeast end of the property testing resistivity anomalies.
The work this winter has defined the mineralization and confirmed that the Mae zone is composed of two individual, linear pods which are offset by 50 metres. It is a unique mineralized zone which consists of structurally controlled mineralization in the basement, at the unconformity, and in the sandstone. The total strike length is 275 metres. The higher grade east zone contains a high-grade core which has a 100 metre strike length and is characterized as containing at least one hole per section with a grade thickness product of at least 50 (m x % U). This high-grade zone occurs within a 150-metre long envelope, itself characterized by at least one hole with a minimum grade thickness of 10 (m x % U). The shorter west zone is lower grade but remains open to the west, and further drilling is planned this summer.

Significant exploration potential remains along the three kilometre area between the Midwest and Mae deposits. This area had been drill tested in the late 1970’s for unconformity type mineralization of the Midwest style. However, the area is strongly altered and has not been fully investigated.
At the 22.5% owned McClean Mine property, eight diamond drill holes totalling 2,575 metres were drilled during the winter season. Five holes were drilled in the McClean South area and targeted both unconformity mineralization and DC resistivity anomalies from prior ground geophysical surveys. Three holes targeted the basement hosted potential under the most westerly of the McClean North mineralized pods. Although anomalous down hole gamma results were reported from all three holes, no significant uranium mineralization was intersected. The McClean North pods were recently re-evaluated1 and the JV is in the planning stages for production from these pods.
At the Wolly property, which surrounds the McClean Projects a total of 3,082 metres of drilling was carried out in 13 diamond drill holes targeting sites near the JEB mill complex. While no significant intersections were made this year, four holes intersected significant alteration in the sandstone and this area will be a primary target when drilling resumes in 2008. Denison believes that the Wolly property has the best exploration potential of all major properties in the Athabasca basin. ARC maintains an interest of 84.4% and is the operator of the project, and JCU Exploration (Canada) Limited maintains a 15 % interest. Denison can earn an interest up to 22.5% by funding expenditures totalling Cdn $5 million over 6 years.
The grades reported herein are equivalent U or U3O8 grades based on down hole radiometric probing at a cut-off grade of 0.1% eU as reported by ARC; geochemical corroborative assay results have not been completed at this time. All intersections and geological interpretations are based on diamond drill core only and mineralized intervals may not represent true thickness. For a description of the quality assurance program and quality control measures applied by ARC during the above described work, please see Denison’s Annual Information Form filed under the Company’s profile on March 30, 2007 on the SEDAR website at www.sedar.com.
The technical information contained in this press release relating to the above described exploration activities is reported by William C. Kerr, Denison’s Vice-President, Exploration, who is a “qualified person” as defined in National Instrument 43-101.
Denison Mines Corp. is the premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin Region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four uranium mills operating in North America today. The combination of a diversified mining asset base with parallel ownership of milling infrastructure in highly politically stable jurisdictions has uniquely positioned the Company for growth and development into the future. The Company also has a strong exploration portfolio with large land positions in the United States, Canada and Mongolia. Correspondingly, the Company has one of the largest uranium exploration teams among intermediate uranium companies.

[1]	Reference is made to the “Technical Report on the Mineral Resource Estimate for the McClean North Uranium Deposits, Saskatchewan, Canada” dated January 31, 2007, which is available under the Company’s profile on the SEDAR website at www.sedar.com.

Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation, concerning the business, operations and financial performance and condition of Denison Mines Corp. (“Denison”).
Forward looking statements include, but are not limited to, statements with respect to estimated proceeds from and uses of the offering of shares, estimated production, the expected effects of possible corporate transactions and the development potential of Denison’s properties; the future price of uranium and vanadium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; risks related to international operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to in Denison’s Annual Information Form dated March 27, 2007 filed with the securities regulatory authorities in Canada and available at www.sedar.com. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and Form 40-F of Denison Mines Corp. for the fifteen month period ended December 31, 2006 and other continuous disclosure documents since December 31, 2006 available at www.sedar.com for further information relating to their mineral resources and mineral reserves.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

For further information, please contact:

E. Peter Farmer	(416) 979-1991 ext. 231
Ron Hochstein	(604) 689-7842
James Anderson	(416) 979-1991 ext. 372

2007 Winter Drill Results

Hole	Grid	Grid	Depth			Maximum	grade x thickness	length (m) @	Mineralized
Number	East	North	metres	Dip	az	gamma probe	0.1% eU cutoff	Grade %eU	Interval (m)
MW-712	L3+00E	0+50S	318	-85	152	789 cps @ 279.4	—	—	—
MW-713	L2+00E	0+00	289	-83	152	170673 cps @ 185.7	15.69	22.0m @ 0.7%	159.8 to 181.8
							157	14.5m @ 10.8%	182.1 to 196.6
MW-714	L3+00E	0+12.5N	300	-85	152	19180 cps @ 235.6	1.03	1.5m @ 0.5%	233.8 to 235.3
MW-715	L1+75E	0+00	309	-82	152	2239 cps @ 262.0	—	—	—
MW-716	L3+00E	0+00	288	-86	152	35570 cps @ 196.9	2.18	2.6m @ 0.7%	195.5 to 198.1
MW-717	L2+00E	0+12.5S	354	-83	152	87007 cps @ 294.3	6.87	3.7 @ 1.7%	291.1 to 294.8
MW-718	L3+00E	0+12.5S	282	-84	152	7029 cps @ 190.3	1.27	—	—
MW-719	L2+00E	0+12.5S	312	-80	152	2561 cps @ 180.6	—	—	—
MW-720	L3+00E	0+25S	292	-84	152	3263 cps @ 203.1	—	—	—
MW-721	L1+50E	0+00	295	-84	152	1176 cps @ 207.9	—	—	—
MW-722	L2+75E	0+25N	327	-84	152	126128 cps @ 202.0	9.93	3.2 @ 3.0%	199.0 to 202.2
							0.4	2.0m @ 0.2%	209.4 to 211.4
MW-723	L1+25E	0+00	297	-84	152	7662 cps @ 268.6	0.52	2.5m @ 0.2%	264.9 to 267.4
MW-724	L2+75E	0+25N	288	-87	315	1107 cps @ 222.6	—	—	—
MW-725	L1+25E	0+12.5N	321	-82	152	38397 cps @ 256.6	0.67	2.3m @ 0.29%	183.9 to 186.2
							1.12	2.8m @ 0.4%	261.5 to 264.3
MW-726	L2+75E	0+12.5N	276	-85	152	18514 cps @ 203.5	4.35	2.8m @ 1.3%	202.3 to 205.1
MW-727	L1+25E	0+30N	330	-87	152	170665 cps @ 176.5	25.76	5.8m @ 4.3%	172.9 to 178.7
MW-728	L2+75E	0+00	285	-84	152	18187 cps @ 187.1	1.47	2.9m @ 0.33%	184.6 to 187.5
MW-729	L1+00E	0+18.5S	279	-86	152	7326 cps @ 194.4	0.19	0.8m @ 0.2%	189.2 to 190.0
MW-730	L2+75E	0+12.5S	230.2	-84	152	hole lost, not probed	—	hole lost, not probed	—
MW-731	L1+00E	0+25S	255	-84	152	493 cps @ 293.5	—	—	—
MW-732	L2+75E	0+25S	303	-84	152	467 cps @ 207.0	—	—	—
MW-733	L1+25E	0+12.5N	249	-90	0	171818 cps @ 181.3	21.64	4.6m @ 4.7%	179.5 to 184.1
							11.48	4.6m @ 2.5%	187.0 to 191.6
							1.97	2.1m @ 0.94%	192.9 to 195.0
							6.56	4.1m @ 1.6%	199.9 to 204.0
							1.63	4.6m @ 0.35%	227.5 to 232.1
MW-734	L2+75E	0+37.5S	285	-83	152	615 cps @ 158.6	—	—	—
MW-735	L2+50E	0+25N	324	-90	0	4462 cps @ 233.9	—	—	—
MW-736	L2+50E	0+25N	290	-84	152	25488 cps @ 232.9	2.1	1.4m @ 0.32%	187.3 to 188.7
MW-737	L3+50E	0+00	261	-86	152	37658 cps @ 205.9	0.76	1.1m @ 0.69%	204.6 to 205.7
MW-738	L2+50E	0+00	257	-85	152	5798 cps @ 192.6	0.27	0.7m @ 0.17%	191.6 to 192.3
MW-739	L1+50E	0+25N	306	-90	0	16772 cps @ 179.6	0.46	0.8m @ 0.31%	178.5 to 179.3
MW-740	L3+50E	0+12.5S	282	-85	152	5563 cps @ 211.5	0.07	—	—
MW-741	L2+50E	0+12.5S	251.2	-85	152	hole lost, not probed	—	hole lost, not probed	—
MW-742	L2+00E	0+25N	267	-90	0	2910 cps @ 231.9	—	—	—
MW-743	L8+00E	0+12.5N	279	-90	0	300 cps @ 151.1 & 250.3	—	—	—
MW-744	L0+75E	0+25S	250	-90	0	12855 cps @ 202.7	0.89	3.5m @ 0.24%	199.4 to 202.9
MW-745	L0+75E	0+34.5N	303	-77	152	9242 cps @ 221.0	1.185	—	—
MW-746	L2+37.5E	0+24S	234	-90	0	2008 cps @ 193.1	—	—	—
MW-747	L2+12.5E	0+20S	216	-90	0	171015 cps @ 191.6	187.6	13.8m @ 13.45%	183.1 to 196.9
MW-748	L0+75E	0+37.5S	258	-90	0	588 cps @ 194.3	—		—
MW-749	L1+87.5E	0+25S	224	-86	332	185335 cps @ 196.2	3.63	7.2m @ 0.5%	168.9 to 176.1
							330.1	14.6m @ 22.6%	189.8 to 204.4
MW-750	L2+25E	0+33S	250.7	-90	0	5264 cps @ 165.8	0.172	—	—
MW-751	—	—	269	-90	0	1034 cps @ 216.6	—	—	—

AREVA/Denison Mines/OURD
MIDWEST PROJECT
MAE DRILL PLAN
LEGEND
2007 Ice Location
2006 Grid
Trails
Drill Holes
2007 Drill Holes
McMahon Lake
Josie Zone
Mae Zone
Midwest Deposit
Points North
ML 5264
ML 5115
ML 5265
0
25
50m

AREVA/Denison Mines/OURD MIDWEST PROJECT MAE DRILL PLAN